RESTATED CERTIFICATE OF INCORPORATION
OF
SPARTECH CORPORATION
     This Restated Certificate of Incorporation of Spartech Corporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Corporation was originally incorporated as Permaneer Corporation of Delaware, and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 23, 1968. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore restated, amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
     FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is SPARTECH CORPORATION.
     SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is Fifty-Nine Million (59,000,000), of which stock Four Million (4,000,000) shares shall be Preferred Stock, $1.00 per share par value, (hereinafter called “Preferred Stock”), and Fifty-Five Million (55,000,000) shares shall be Common Stock, $.75 per share par value (hereinafter called “Common Stock”).
     The designations, preferences, privileges and voting powers of the shares of Preferred Stock and Common Stock and the qualifications, limitations, and restrictions thereof, are as follows:
     1. Issuance of Preferred Stock in Series. The Board of Directors of the Corporation is authorized to issue the Preferred Stock of the Corporation from time to time, in one or more Series, all of which shall rank equally and be identical except with respect to the voting rights, if any, and the distinctive serial designation of each Series; the rate or rates of preferential, non-participating dividends payable in cash annually, semi-annually, or quarterly; the times of payment of dividends and whether dividends shall be cumulative and if cumulative the dates from which dividends shall be cumulative; the price or prices and the time at which the same may be redeemed, which shall be not less than the par value thereof, plus dividend arrearages, if any; the notice of redemption required; the amount and terms of any sinking or purchase fund, if any, for the purpose or redemption thereof, provided such sinking or purchase fund is payable only out of funds legally available therefor; the terms, conditions, rights, privileges, and other provisions, if any, respecting the conversion of any or all Series of Preferred Stock into Common Stock or shares of another Series of Preferred Stock; and the preferential amount or amounts which shall be paid to the holders thereof in the event of liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, which shall be not less than the par value plus dividend arrearages, if any.

CERTIFICATE OF DESIGNATIONS OF SERIES Z PREFERRED STOCK
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Company’s Restated Certificate of Incorporation, as amended to date (hereinafter called the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $1 per share (the “Preferred Stock”), of the Company and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations thereof, as follows:
     (A) Designation and Amount. The shares of such series shall be designated as “Series Z Preferred Stock” (the “Series Z Preferred Stock”) and the number of shares constituting the Series Z Preferred Stock shall be 75,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series Z Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series Z Preferred Stock.
     (B) Dividends and Distributions.
     (1) Subject to the rights of the holders of any shares of any stock of the Company ranking prior and superior to the Series Z Preferred Stock with respect to dividends, the holders of shares of Series Z Preferred Stock, in preference to the holders of Common Stock, par value $.75 per share (the “Common Stock”) and of any other stock of the Company ranking junior to the Series Z Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series Z Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series Z Preferred Stock. In the event the Company shall at any time after April 2, 2001, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series Z Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (2) The Company shall declare a dividend or distribution on the Series Z Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series Z Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.
     (3) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series Z Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series Z Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     (C) Voting Rights. The holders of shares of Series Z Preferred Stock shall have the following voting rights;
     (1) Each whole share of Series Z Preferred Stock shall entitle the holder thereof to 1000 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote.
     (2) Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series Z Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.
     (3) Except as set forth herein, or as otherwise provided by law, holders of Series Z Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     (D) Certain Restrictions.
     (1) Whenever quarterly dividends or other dividends or distributions payable on the Series Z Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series Z Preferred Stock outstanding shall have been paid in full, the Company shall not:
     (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock;
     (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except dividends paid ratably on the Series Z Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series Z Preferred Stock or rights, warrants or options to acquire such junior stock;
     (iv) redeem or purchase or otherwise acquire for consideration any shares of Series Z Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (2) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     (E) Reacquired Shares. Any shares of Series Z Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.
     (F) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series Z Preferred Stock unless, prior thereto, the holders of shares of Series Z Preferred Stock shall have received an amount equal to the greater of (i) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment and (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series Z Preferred Stock, except distributions made ratably on the Series Z Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time after April 2, 2001, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series Z Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (G) Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series Z Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Company shall at any time after April 2, 2001, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series Z Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (H) No Redemption. The shares of Series Z Preferred Stock shall not be redeemable from any holder.
     (I) Rank. The Series Z Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, senior to the Common Stock.
     (J) Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series Z Preferred Stock so as to affect the Series Z Preferred Stock adversely, then the holders of the Series Z Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series Z Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.
     2. Dividends. Subject to the limitations prescribed in this Article Fourth and any further limitations in accordance herewith, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in Common Stock. No dividends other than dividends payable in Common Stock shall be paid on Common Stock, if cash dividends in full on all outstanding Preferred Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment. Nothing herein contained shall be deemed to limit, curtail or divest the authority of the Board of Directors to pay dividends in Common Stock in relation to the Corporation’s authorized and unissued or treasury Common Stock.
     3. Voting Rights. At every meeting of shareholders, each holder of shares of the Corporation, be it Common Stock or Preferred Stock, shall be entitled to one vote for each share held. The Common Stock and Preferred Stock shall vote together as one class, except that if and whenever and as often as dividends on all series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six (6) quarterly dividends on all shares of all Series of Preferred Stock at the time outstanding, then and in such event, the holders of all Series of Preferred Stock then outstanding, voting as a separate class made up of all such Series, shall be entitled at each meeting of Shareholders thereafter held for the election of Directors to elect two (2) of the total number of Directors to be elected at such meeting. Such class voting right shall continue until such time as all accumulated dividends on all Series of Preferred Stock at the time outstanding have been paid or declared and set aside for payment, whereupon such right shall cease until such time, if any, as such right shall again accrue as hereinabove provided. While the holders of Preferred Stock, voting as a class, are entitled to elect two (2) Directors, they shall not be entitled to participate with the holders of the Common Stock in the election of any other Directors. In the event of any vacancy occurring in the case of a Director elected by the Preferred Stock voting as a class (unless at the time when such vacancy shall occur, all accumulated dividends on Preferred Stock shall have been paid or declared and set aside for payment), a Special Meeting of the holders of all Series of Preferred Stock shall be called promptly to fill any such vacancy. Such meeting shall be held within forty days after such call at a place and upon notice as provided for the holding of meetings of shareholders, except that no such Special Meeting shall be required to be called if any such vacancy shall occur less than ninety days before the date fixed for the Annual Meeting of Shareholders. At any such meeting of Preferred Stock, a majority of the outstanding Preferred Stock shall be required to constitute a quorum for the election of the two (2) Directors or to fill any vacancy. The Directors elected by the class vote of the Preferred Stock shall serve until the next Annual Meeting of the Shareholders or until their successors shall be elected, and shall qualify, and shall not be removable from office other than by class vote of the Preferred Stock, notwithstanding any by-law otherwise providing for removal of directors; provided, however, that whenever during the term of office of such Directors, all accumulated dividends shall have been paid or declared and set aside for payment, the term of office of such Directors shall forthwith terminate.
     Notwithstanding the foregoing, the Board of Directors, in originally fixing the designations, relative rights, preferences and limitations of any series of Preferred Stock, may fix by resolution, with respect to the shares of such series, the powers and rights with respect to voting to the full extent now or hereafter permitted by law, including providing any series of Preferred Stock with (i) the right to vote as a separate class on any matters and (ii) more than one (1) vote per share, in each case as the Board of Directors may determine.
     4. Preemptive Rights. No holder of any of the Common Stock or Preferred Stock of the Corporation shall be entitled as of right to purchase or to subscribe for any unissued shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into shares of the Corporation or carrying any right to purchase shares of any class, but any such unissued shares, or such additional authorized issue of any shares, or of other securities convertible into shares or carrying any right to purchase shares, may be issued and disposed of, pursuant to resolutions of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.
     5. Limitations. So long as Preferred Stock of any series shall be outstanding, the Corporation shall not, without affirmative vote or written consent of the holders of record of at least a majority of the shares of all such Series at the time outstanding, whether by an amendment to the Certificate of Incorporation or by merger or consolidation or in any other manner:
(a)	increase the total number of authorized shares of Preferred Stock, or authorize any class of stock ranking prior to or on a parity with the Preferred Stock either in the payment of dividends or in the distribution of assets, or
(b)	alter or change the preferences or limitations with respect to the Preferred Stock in any material respect so as to affect adversely the holders thereof; provided, however, that any such alteration or change affecting a particular Series of Preferred Stock which does not adversely affect the holders of any other Series may be effected by the affirmative vote or written consent of the holders of record of a majority of the number of shares at the time outstanding of the particular Series affected by such alteration or change without the necessity of the class vote or written consent of the holders of shares of all Series;
provided, however, that nothing herein contained shall require such a class vote or consent in connection with (i) any increase in the total number of authorized shares of Common Stock or (ii) the fixing of any of the specific rights, preferences and limitations of other Series of the Preferred Stock that may be fixed by the Board of Directors, and provided further, that no class vote or written consent of the holders of the Preferred stock or any Series thereof shall be required, if, at or prior to the time the issuance of any such prior stock is to be made or any such change is to take effect, provision is made for the redemption of all Preferred Stock at the time outstanding or, if only one or more Series is entitled to such class vote, provision is made for the redemption of all shares of such Series at the time outstanding.
     6. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each Series of Preferred Stock shall be entitled to share ratably with other holders in the same Series and to receive, out of the net assets of the Corporation, the preferential amount fixed for their respective series by the resolutions of the Board of Directors providing for the issuance thereof, plus an amount equal to all dividend arrearages on each such share up to the date fixed for distribution and no more, before any distribution shall be made to the holders of the Common Stock.
     Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 6.

     FIFTH: The existence of the Corporation is to be perpetual.
     SIXTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.
     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation and regulation of the powers of the Corporation, and the directors and the stockholders of the Corporation, it is further provided as follows:
     1. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the by-laws of the Corporation, but in no case shall the number of directors be less than three. Directors need not be stockholders. Vacancies in the Board of Directors resulting from any increase in the authorized number of directors or from the death, resignation, disqualification of any director or from any other cause may be filled by a majority of directors then in office, though less than a quorum.
     2. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
     3. The Corporation shall be entitled to treat the person in whose name any share, right, option, warrant, security or other obligation is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right, option, warrant, security or other obligation on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.
     4. (a) No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are directors or officers or stockholders of, such other corporation or are pecuniarily or otherwise interested in such other corporation or in such contract or other transaction or in such act of the Corporation. Any director of the Corporation individually, or any firm or association of which any director may be a member, or any corporation of which the director may be a director, officer or stockholder, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that the director individually or such firm or association or such corporation is such a party or is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the Corporation who is so interested individually, or is a member of any firm or association or is a director, officer or stockholder of any corporation which is a party to such contract or other transaction, or is so pecuniarily or otherwise interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize or ratify any such contract or transaction. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that the director is also a director, officer or stockholder of such subsidiary or affiliated corporation.
     (b) No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person as a director of officer of the Corporation if such person (i) exercised or used the same degree of care and skill as a prudent person would have exercised or used under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take, such action in reliance in good faith upon advice of counsel for the Corporation or upon the books of account or reports made to the Corporation by any of its officials, or by an independent certified public accountant or accountants or by an appraiser selected with reasonable care by the Board of Directors, or by any committee designated by the Board of Directors or in reliance in good faith upon any other records of the Corporation.
     (c) Except as may otherwise be provided by law, any contract, transaction or act of the Corporation or of the Board of Directors which shall be ratified by a majority of a quorum of the stockholders entitled to vote at any annual meeting or at any special meeting called for that purpose shall be as valid and binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify such contract, transaction or act when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors or officers of their rights to proceed with such contract, transaction or act.
     5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(a)	To make, amend, alter, change, add to or repeal the by-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the by-laws made by the Board of Directors.

(b)	To fix, determine, and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

(c)	To set apart out of any of the funds of the Corporation legally available for dividends a reserve or reserves for any proper purposes and/or to abolish any such reserve or reserves in the manner in which created.

(d)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real or personal property of the Corporation.

(e)	From time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder and no stockholder shall have any right to inspect any account or book or document of the Corporation except as conferred by statute or the by-laws of the Corporation or as authorized by resolution of the stockholders or Board of Directors.

(f)	To authorize the payment of compensation to the directors for services to the Corporation or any subsidiary or affiliated corporation including fees and expenses for attendance at meetings of the Board of Directors, the Executive Committee and other committees and/or salaries for serving as such directors or committee members, and to determine the amount of such compensation.

(g)	From time to time to formulate, establish, promote and carry out, and to amend, alter, change, revise, recall, repeal or abolish, a plan or plans for the participation by all or any of the employees, including directors and officers, of the Corporation, or of any corporation, company, association, trust or organization in which or in the welfare of which the Corporation has any interest, and those actively engaged in the conduct of the Corporation’s business, in the profits, gains or business of the Corporation or of any branch or division thereof, as part of the Corporation’s legitimate expenses and for the furnishing to such employees, directors, officers or persons, or any of them, at the Corporation’s expense, of medical services, insurance against accident, sickness or death, pensions during old age, disability or unemployment, education, housing, social services, recreation or other similar aids for their relief or general welfare, in such manner and upon such terms and conditions as the Board of Directors shall determine.

(h)	From time to time to formulate, establish and carry out, and to amend, alter, change, revise, recall, repeal or abolish, a plan or plans providing for the purchase of shares of stock of the Corporation by, or for the granting of options or other rights to purchase shares of stock of the Corporation to, all or any of the officers and other employees of the Corporation, upon such terms and conditions and for such consideration as the Board of Directors may determine in good faith to be fair and reasonable.

(i)	By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

(j)	When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

(k)	Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.
     6. At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its stockholders, the Corporation may issue or sell any shares of its capital stock of any class or series, whether out of the unissued shares thereof authorized by the Certificate of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares of its capital stock acquired by it after the issue thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange or convert such shares for or into other shares of capital stock of the Corporation of any class or classes or any series thereof. When similarly authorized, but without any action by its stockholders, the Corporation may issue or grant rights, warrants or options, in bearer or registered or such other form as the Board of Directors may determine, for the purchase of shares of the capital stock of any class or series of the Corporation within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share, as the Board of Directors may determine. Such rights, warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes, obligations or other evidence of indebtedness or shares of the capital stock of any class or series of the Corporation and for such consideration and on such terms and conditions as the Board of Directors in its sole discretion may determine. In each case the consideration to be received by the Corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by resolution of the Board of Directors.

Each share of the capital stock of the Corporation issued or sold pursuant to the foregoing provisions of this Paragraph 6 and the full consideration for which in each case as so fixed by the Board of Directors shall have been paid or delivered to the Corporation, shall be conclusively deemed to be full paid stock and shall not be liable to any further call or assessments thereon, and the holders thereof shall not be liable for any further payments in respect thereof. The Corporation may receive in payment, in whole or in part, for any shares of its capital stock issued or sold by it, cash, labor done, personal property, or real property or leases thereof, and in the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of the labor, personal property or real property or leases thereof so received shall be conclusive.
     EIGHTH: A.1. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as its now exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     2. The Corporation may, in its discretion, in specific cases, extend the indemnification provided in the preceding paragraph to any person who was or is made or is threatened to be made a party to or is otherwise involved in a proceeding by reason of the fact that such person is or was an employee or agent of the Corporation other than a director or officer of the Corporation.
     3. The Corporation may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article or otherwise.
     4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under or any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. The Corporation may purchase and maintain insurance on behalf of any person entitled to be indemnified under this Article, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

     5. Any repeal or modification of this Article shall not adversely affect any right or protection of any person hereunder in respect of any act or omission occurring prior to the effective time of such repeal or modification.
     B. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the Sate of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The preceding sentence shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time the preceding sentence became effective. No amendment to or repeal of this Article Eighth shall have any effect on the liability or right to indemnification of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.
     NINTH: Meetings of the stockholders may be held outside the State of Delaware if the by-laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.
     TENTH: The powers and authorities conferred in this Certificate of Incorporation or in the by-laws upon the Board of Directors are in furtherance of, and not in limitation of, those conferred by the laws of the State of Delaware.
     ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.
     TWELFTH: Members of the Board of Directors may be elected either by written ballot at a meeting of shareholders, or by written ballot or by voice vote at a meeting of the Board of Directors. The Board of Directors may from time to time make, amend, modify or rescind the By-laws of the Corporation, except to the extent that such authority is limited to the stockholders of the Corporation by the specific provisions set forth in the By-laws; provided that any By-law made, amended, modified or rescinded by the Board of Directors may be amended, modified or rescinded and any By-law may be made by the stockholders of the Corporation, pursuant to the express provisions set forth in the By-laws. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
     THIRTEENTH: [LEFT BLANK INTENTIONALLY]
     FOURTEENTH: Any or all of the directors of the Corporation may be removed only for cause and only by the affirmative vote, at any stockholders’ meeting, of the holders of at least 80% of the outstanding stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, and, in addition, by the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation which are not beneficially owned by any corporation, person or other entity which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class.
     FIFTEENTH: When the Certificate of Incorporation of the Corporation provides for more or less than one vote for any share, on any matter, every reference in the Certificate of Incorporation or the Delaware General Corporation Law to a majority or other proportion or percentage of the shares of stock entitled to vote shall refer to such majority or other proportion or percentage of the votes of such stock.
     SIXTEENTH: None of the provisions of Articles TWELFTH, FOURTEENTH or FIFTEENTH or of this Article SIXTEENTH of this Certificate of Incorporation, may be amended, modified or rescinded except by the affirmative vote of the holders of at least 80% of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, and, in addition, by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, which are not beneficially owned, directly or indirectly, by any corporation, person or other entity which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of such capital stock, considered for such purpose as one class.
     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this 8th day of March, 2006.

SPARTECH CORPORATION
By:	/s/ Jeffrey D. Fisher
Jeffrey D. Fisher, Secretary